Filed Pursuant to
                                                                Rule 424(b)(3)
                                                            File No. 333-37635


                         PRICING SUPPLEMENT NO. 43 DATED
                          MARCH 30, 1999 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:    $12,000,000

Original Issue Date
 (Settlement Date):            April 5, 1999

Stated Maturity Date:          April 5, 2002

Interest Rate:                 5.94%

Interest Payment Dates:        March 15 and September 15, commencing
                               September 15, 1999

Type of Notes Issued:          [X] Senior Notes         [X] Fixed Rate Notes
                               [ ] Subordinated Notes   [ ] Floating Rate Notes

Optional Redemption:           [ ] Yes
                               [X] No

Form of Notes Issued:          [X] Book-Entry Notes
                               [ ] Certificated Notes

CUSIP Number:                  09700WCD3


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $12,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner and Smith Incorporated ("Merrill Lynch") for resale to investors at varying prices related to prevailing market prices and conditions at the time or times of resale as determined by Merrill Lynch. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.818% of the aggregate principal amount of the Notes, or $11,978,160 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .182% or $21,840.




                               RECENT DEVELOPMENTS

         On December 3, 1998, Standard & Poor's Corp. ("S & P") announced that in conjunction with a downgrading of Boeing's credit ratings it simultaneously lowered its ratings on the Company's senior unsecured debt, subordinated debt and commercial paper from AA-, A+ and A-1+ to A+, A and A-1, respectively. S & P reiterated that the Company's rating outlook remains "developing", due to the continuing uncertainty regarding Boeing's plans for the Company as described more fully in the discussion of S & P's prior downgrade of the Company set forth in Item 5 of the Company's Report on Form 10-Q for the period ended September 30, 1998.

        On September 15, 1998, Moody's Investors Service placed Boeing and the Company's debt ratings on review for possible downgrade. On December 21, 1998, Moody's Investors Service announced that in conjunction with a downgrading of Boeing's credit ratings it confirmed (without change) the ratings of the Company's senior unsecured debt, subordinated debt and commercial paper as A3, Baa1 and Prime-1, respectively.